Exhibit 10.6

MIMECAST LTD.

2007 KEY EMPLOYEE SHARE OPTION PLAN

The 2007 Key Employee Share Option Plan (in effect as of September 3, 2007) has been approved by the board of Directors of the Company as of September 3, 2007.

1.	Purpose of the Plan

The purpose of the 2007 Key Employee Share Option Plan (the “Plan”) is to encourage, retain and motivate key employees of Mimecast Ltd. registered in England under number 04698693 (“Mimecast” or the “Company”) and its subsidiaries through the granting of options (“Options”) to acquire Class B ordinary shares of Mimecast (the “Shares”) in order to secure for Mimecast the benefit of an incentive interest in share ownership by key employees.

2.	Administration

The Plan shall be administered by Mimecast’s non-executive Directors (the “Board”) or a duly authorized committee, as the same may be constituted from time to time (the “Committee”). The Board or the Committee shall have full and complete latitude to interpret the Plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the Plan, provided that such interpretations, rules, regulations and determinations are consistent with applicable financial services authority legislation and the rules and regulations of relevant securities regulators.

3.	Shares Subject to the Plan

For the purposes of the Plan the “Market Value” of the Shares shall be their market value determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 disregarding any restrictions or risk of forfeiture attaching to them and as agreed with HM Revenue & Customs (“HMRC”) Shares Valuation.

The maximum Market Value of the Shares subject to unexercised Options granted under the Plan shall not exceed £3 million or such other amount as may from time to time be specified in paragraph 7 of Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 (“Schedule 5”).

For greater certainty, all of the Shares covered by Options that have expired, have vested, have been cancelled without being exercised or have been exercised shall be disregarded for the purposes of this Rule.

4.	Granting of Options

The Board or the Committee may designate, from time to time, key employees of Mimecast and its subsidiaries to whom Options may be granted at the discretion of the Board or the Committee (an “Optionee” or “Option Holder”) and any performance conditions that the Board or the Committee may deem fit, may be attached to these options, such performance conditions to be outlined in the relevant Option Agreements entered into in accordance with Rule 9 (“Option Agreements”), with reference to Rule 13.

The aggregate Market Value of Shares subject to unexercised Options granted to an Optionee (as defined herein below) under the Plan, together with the Market Value of Shares subject to Options granted to the Optionee under the Plan within the preceding three years (whether or not they have been exercised or released), shall not exceed £100,000 or such other amount as may from time to time be specified in paragraph 5 of Schedule 5.

5.	Purchase price

The purchase price of the Shares in respect of which Options are granted shall be determined by the Board or the Committee, in its discretion, at the time that each Option is granted.

6.	Option Vesting and Exercise Schedule

Save as provided otherwise in the Plan or in the relevant Option Agreement, Options granted pursuant to the Plan will vest as to 25% on the first anniversary of the date on which they were granted and as to a further 6.25% at the end of each subsequent period of three months commencing on that first anniversary. For clarification, if an option to purchase 100 shares was granted on 1 September 2007, it will vest as to 25 of those shares on 1 September 2008 and as to a further 6.25 shares on each of 1 December 2008, 1 March, 1 June, 1 September and 1 December 2009 and so on until it vests as to the final 6.25% on 1 September 2011. Save as otherwise provided in the Plan or in the relevant Option Agreement, Options will only become exercisable in the event of a “Change in Control” (as defined in Rule 10) or listing and will lapse on the tenth anniversary of their date of grant if they have not been exercised by that date.

Notwithstanding the above paragraph:

a.	In the event of a Change in Control by way of a trade sale of the Company, the unvested part of an Optionee’s outstanding Options shall vest as to 75% and the remaining 25% of unvested options shall immediately lapse unless and to the extent the Board determines that the circumstances justify the exercise of a greater proportion.

b.	Subject to Schedule A, if there is a Change of Control by way of a trade sale, then unless and to the extent the Board determines that the circumstances justify the vesting of a greater proportion, any unexercised Options shall be exercisable to the extent they have then vested and to the extent any applicable performance conditions have then been satisfied and may be exercised in accordance with one of the following sub-rules of this Rule as the Board may determine and which need not be the same in the case of all Optionholders:

1.	on the same day as, and immediately prior to, the change of Control becoming effective;

2.	if the person making the offer (the ‘Acquirer’) so requests or makes it a condition of the offer that one or more Optionholders is locked-in and the Board agrees to such request or requirement, a period of twelve months commencing no later than the date on which the Acquirer obtains Control of the Company and any condition subject to which the offer was made has been satisfied; or

3.	in the absence of any such request or requirement by the Acquirer, or if the Board does not agree to any such request or requirement, within six months or such longer period as the Board may in its discretion decide following the day on which the Acquirer obtains Control of the Company and any condition subject to which the offer was made has been satisfied, but in any case, no longer than twelve months.

Unexercised Options will lapse if they have not been exercised within the relevant period specified in accordance with Rule 6 b.

c.	In the event of the listing of the Company’s shares on a recognised investment exchange, 100% of an Optionee’s outstanding Options that have not yet vested shall automatically and irrevocably vest. Unless the Board determines that the circumstances justify the exercise of a greater proportion, the Options will become exercisable as follows: as to 25% immediately upon the listing; as to a further 50% 12 months subsequent to the date of the listing and as to the remaining 25% 24 months subsequent to the date of the listing.

d.	The Board or the Committee may elect to change the vesting schedule set out in the first paragraph of this Rule if the circumstances so justify provided that no alteration is to the disadvantage of Optionees.

e.	Notwithstanding Rule 8 and the termination of the Option Holders employment, any options vested at the time of a Change in Control shall immediately become exercisable for such period as the Board shall determine if the Board in its absolute discretion and acting fairly and reasonably determines that the termination is directly related to that Change in Control and the exercisability of the Option is justified in the relevant circumstances.

7.	Method of Exercise

The Options may be exercised by the Optionee, in accordance with the provisions of the Plan and the relevant Option Agreement, in whole or in part, from time to time, by delivery of notice of such exercise to the Company at its principal office in London, England marked to the attention of the Chief Executive Officer, with a copy to the Secretary in the form attached hereto as Schedule “B” and by tendering the payment therefor in cash, by form of payment acceptable to the Company. The notice must specify the number of Shares with respect to which the Option is then being exercised and the Exercise Price thereof. The Option shall be deemed for all purposes to have been exercised to the extent stated in such notice upon delivery of the notice and tender of payment in full notwithstanding any delay in the issuance and delivery of the certificates for the Shares so purchased.

If the Company or any company within the same group as the Company by which an Optionee is employed is liable to account for tax or social security contributions (in any jurisdiction) for which an Optionee is liable by virtue of the exercise of the Option it, any other group company or any other entity may:

a.	withhold the appropriate amount of tax or social security from the Optionee’s remuneration; or

b.	make such other arrangements as it considers necessary (including the sale of Shares on behalf of the Optionee) to finance the amounts due,

unless the Optionee discharges the liability himself at the date of exercise.

8.	Lapse of Options

Except as provided in this Plan or in the relevant Option Agreement, any Option granted pursuant to the Plan and whether vested or not at the time of termination of an Optionee’s employment for any reason other than death or disability shall lapse on a date which is the earlier of:

a.	the date on which such Option would otherwise expire;

b.	the date on which the relevant Optionee ceases to be an employee of Mimecast or of one of its subsidiaries (as defined in section 736 of the Companies Act 1985); or

c.	such other date as determined by the Board which date shall not be more than thirty (30) days after the date on which the holder thereof ceases to be an employee of Mimecast or one of its subsidiaries

In the event of death or disability of the Option Holder, any Option held and vested at the time of the death or cessation of employment due to disability, as the case may be, shall lapse on a date which is the earlier of the date on which such Option would otherwise expire or twelve (12) months after the date of such death or cessation. Any Option granted pursuant to the Plan but not vested at the time of death or cessation of employment due to disability shall lapse forthwith unless and to the extent the Board determines that it should vest.

For the purposes of this Rule the date of cessation of an Optionee’s employment shall be the date notice is given by or to the Optionee unless the Board determines a later date not being later than the contractual expiry date.

Notwithstanding the above provisions, the Board or the Committee may in their discretion, if they consider that the circumstances so justify, allow an Option to remain exercisable after termination of the Optionee’s employment regardless of the reason for that termination for such period as they shall determine provided that the Option shall not be capable of exercise after the tenth anniversary of its Date of Grant.

Notwithstanding the above provisions on termination of an Option Holder’s employment, the Board or the Committee may elect to allow the Option Holder to exercise all or a part of the options held (both vested and unvested), regardless of whether a Change in Control has occurred.

Any Option which has not been exercised by the tenth anniversary of its Date of Grant shall lapse on that anniversary.

9.	Option Agreements

Upon the granting of Options pursuant to the Plan, Mimecast shall enter into an Option Agreement with the holder thereof. The Option Agreement shall set forth the basic conditions of the Plan and shall specify:

a.	the date on which it was granted;

b.	that the Option is granted under the provisions of Schedule 5;

c.	the number, or maximum number, of Shares that may be acquired;

d.	the purchase price payable for each Share subject to the Option or the method by which that price is to be determined;

e.	when and how the Option may be exercised;

f.	any performance and vesting conditions imposed in accordance with Rule 4; and

g.	if the Shares are restricted shares as defined in paragraph 37(5) of Schedule 5, details of the applicable restrictions.

10.	Change of Control

For the purpose hereof, a Change of Control shall be deemed to have occurred if:

a.	any person, together with all persons acting jointly or in concert with such person, who, immediately prior to the date of the acquisition, beneficially held less than 50% of any class of the outstanding shares of the Company having the power to vote for the election of Directors of the Company, acquires any class of the outstanding shares of the Company having the power to vote for the election of the Directors of the Company in one or more transaction or series of transaction and after such transaction or transactions such person or person beneficially own(s) 50% or more of the outstanding shares of any class of the Company having the power to vote for the election of the Directors of the Company;

b.	there is consummated a sale or other disposition of assets of the Company representing 50% or more of the book value of all assets of the Company as at the date of the last audited financial statements of the Company as well as the rights to the intellectual property in the Company; or

c.	the Board adopts a resolution to the effect that, for the purposes of this Plan, a Change of Control has occurred.

11.	Non-Transferability

Options granted pursuant to the Plan may not be transferred, assigned or pledged by the holder thereof.

12.	Adjustments

In the event of the capitalisation, rights issue, subdivision, consolidation, reclassification or other change to the share capital of the Company:

a.	the number of Shares comprised in an Option;

b.	their Exercise Price; and

c.	where an Option has been exercised pursuant to the provisions of these Rules but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and their purchase price shall be varied in such manner as the Board shall determine and (save in the event of a capitalisation) the Company’s auditors shall confirm in writing to be fair and reasonable.

13.	Final Provisions

Mimecast’s obligation to grant Options or to issue Shares under the terms of the Plan is subject to applicable laws and regulations in respect of the issuance or distribution of securities and the rules of the Financial Services Authority of the United Kingdom. Each Optionee shall agree to comply with such laws, regulations and rules and to provide Mimecast any information or undertaking required to comply with such laws regulations and rules.

The participation in the Plan of an employee of Mimecast or any of its subsidiaries shall be entirely optional and shall not be interpreted as conferring upon an Optionee any right or privilege whatsoever except for the rights and privileges set out expressly in the Plan and in the relevant Option Agreement. Neither the Plan nor any act that is done under the terms of the Plan shall be interpreted as restricting the right of Mimecast or any of its subsidiaries to terminate the employment of an employee at any time. Any notice of dismissal given to an employee at the time his or her employment is terminated, or any payment in the place and stead of such notice, or any combination of the two, shall not have the effect of extending the duration of the employment for purposes of the Plan. No Option Holder is entitled to damages for the loss of options on cessation of employment for any reason whatsoever.

The Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the price of the Shares.

Mimecast and its subsidiaries shall assume no responsibility as regards the tax consequences that participation in the Plan will have for an employee or director of Mimecast or any of its subsidiaries, and such persons are responsible for payment of all taxes incurred in relation to the exercise of Options and urged to consult their own tax advisors in that regard.

In order for an employee to be eligible under the Plan, he must meet the committed working time requirement for eligibility under an EMI option plan in paragraphs 26 and 27 of Schedule 5, which is a minimum of 25 hours per week or, if less, 75% of an employee’s working time (including both time spent in employment and self-employment) and said employee must not have a material interest (as defined in paragraph 28 of Schedule 5) in the Company.

All options granted under the plan must be supported by a duly executed individual Option Agreement in accordance with Rule 9 signed by both the Optionee and the Company. Such grant must be notified to HMRC no more than 92 days after the date of grant.

The Plan may be amended in any respect by the Board provided that:

a.	no amendment shall have effect if it would cause the Plan to cease to satisfy the provisions of Schedule 5; and

b.	no alteration may operate to vary adversely the terms of Options granted prior to the alteration without the consent of such number of Optionholders as hold Options over not less than 75% of the Shares which would be issued or transferred if all outstanding Options were exercised.

Notwithstanding the above, if HMRC raise a notice of enquiry pursuant to paragraph 46 of Schedule 5 and conclude that the requirements of Schedule 5 have not been met in relation to the Plan and/or any Option Agreement (as the case may be) the Board may alter the Rules of the Plan or the relevant Option Agreement as may be necessary to ensure that the requirements of Schedule 5 have been met.

Written notice of any amendment to this Plan shall be given to all Optionholders affected thereby.

The Plan and any Option granted under the terms of the Plan shall be governed and interpreted according to English law.

SCHEDULE “A”

ROLLOVER OF OPTIONS

A.	Conditions for rollover

If any company (the “Acquiring Company”) obtains Control of the Company or becomes bound or entitled to acquire shares in the Company, the Optionholder may, if the Acquiring Company so agrees, be invited to release any Option he holds in consideration for the grant of a New Option to the extent that his Subsisting Option is not an EMI Option, or a New EMI Option to the extent that his Subsisting Option is an EMI Option.

B.	Grant of New EMI Options

A New EMI Option may only be granted if:

1.	the New EMI Option shall consist of rights which are “equivalent”, for the purposes of paragraph 41 of Schedule 5, to the rights contained in the Subsisting Option but which relate to shares in the Acquiring Company; and

2.	the requirements of paragraphs 42 and 43 of Schedule 5 would be met in relation to the New EMI Option.

C.	Lapse of Options not rolled-over

If the Option Holder does not agree to release his Subsisting Option for the grant of a New EMI Option or a New Option (as the case may be) following an invitation made pursuant to the conditions above, his Subsisting Option shall lapse on the expiry of the period within which the Option Holder could have accepted such invitation.

D.	General

A New Option or a New EMI Option issued in consideration of the release of a Subsisting Option shall be evidenced by a certificate issued by the Acquiring Company which shall import the relevant provisions of these Rules and, in the case of a New EMI Option, Schedule 5.

A New Option or a New EMI Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Subsisting Option although the requirements of paragraph 44 of Schedule 5 (Notification of option to HMRC) must be satisfied in respect of a New EMI Option).

If there is a Change of Control and the Option Holder is offered a New Option which is equivalent to the Old Option, the Board may determine that:

1	the Old Option shall not become exercisable in accordance with Rule 6 and shall lapse if and to the extent the Option Holder does not accept the offer of the New Option within one month of the offer date; or

2	the Option Holder may choose whether or not to accept the offer of the New Option and if and to the extent he does not accept the Offer the Old Option shall be exercisable in accordance with whichever is applicable of Rule 6.

SCHEDULE “B”

2007 KEY EMPLOYEE SHARE OPTION PLAN

EXERCISE NOTICE

(Date)

Mimecast Limited

2-8 Balfe Street

London

N1 9EG

Attention of the Chief Executive Officer/Secretary

I, the undersigned,                 , hereby subscribe for                     Class B shares of Mimecast Limited (the “Company”), granted at an exercise price of                     under the terms of the Share Option Agreement between the undersigned and the Company in accordance with the terms of the 2007 Key Employee Share Option Plan, and I enclose herewith my certified cheque (or money order) made payable to the order of Mimecast Limited in the amount of                     pounds sterling in payment of the said subscription.

(Signature)

(Name)

(Full Address)

(Telephone)

MIMECAST LTD.

2007 KEY EMPLOYEE SHARE OPTION SCHEME

SHARE OPTION AGREEMENT

THIS AGREEMENT is dated the [    ] day of [                    ].

BETWEEN:

MIMECAST LTD.

A corporation incorporated under the laws of England

(the “Corporation”)

-And-

[                    ] (the “Optionee”)

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.	The Optionee is hereby entitled to participate in the Corporation’s 2007 Key Employee Share Option Scheme (the “Plan”; a copy of which is attached), subject to terms and conditions of the Plan and of this Agreement and subject to return to the Corporation by the Optionee of a fully executed copy of this Agreement within 30 days of the effective date thereof.

2.	The term and conditions of the Plan are hereby deemed to be incorporated herein. All capitalized terms, other than as defined herein, shall have the respective meanings as set out in the Plan and references to “Rules” are references to the Plan Rules.

3.	The Corporation hereby grants to the Optionee an option (the “Option”) to purchase [ ] shares of the Corporation at a price of £[ ] per Share (the “Option”).

4.	For the purposes of the Plan, with the exception of the vesting provisions in Rule 6, the date of grant of this Option shall be the date on which this Option Agreement is executed by the Corporation.

5.	The Option shall vest as follows:

a.	As to 25% on [ ];

b.	As to a further 6.25% at the end of each period of three months commencing on [ ] so that (subject to the provisions of the Plan) it is fully vested on [ ].

The Option will be exercisable in accordance with paragraphs a., b., c., d. or e. of Rule 6.

6.	The Option shall terminate at 5:00 p.m. (GMT) on [ ] (“Expiry Date”), subject to earlier termination as set out in the Plan.

7.	The Option may be exercised only on a liquidity event as listed in the Plan or as otherwise provided in the Plan.

8.	The Corporation’s obligation to issue Shares pursuant to the exercise of this Option is subject to receipt of payment in full of the purchase price for the Shares in respect of which the Option is being exercised, and compliance with the Plan and all applicable laws, rules and regulations of all authorities having jurisdiction with respect to the issuance and distribution of the Shares.

9.	Upon grant and exercise of this Option, the Optionee agrees to comply with the Plan and with all applicable laws, rules and regulations of all authorities having jurisdiction, including without limitation, the rules and regulations applicable if the Optionee elects to resell any of the Shares.

10.	In order to exercise an Option under this Agreement, the Optionee shall provide written notice to the Corporation setting out the number of Shares in respect of which the Option is being exercised, together with payment in full for such Shares at the price per share stated in paragraph 3, to the principal office in London of the Corporation, attention: Chief Executive Officer.

11.	In order to sell shares that have been purchased under this plan, the Optionee shall provide written notice to the Corporation setting out the number of Shares in respect of which the Optionee is desirous of selling. Said shares must first be offered to the Corporation for purchase in advance of selling to third parties. In the event the Corporation does not wish to purchase the shares, the Optionee must obtain approval from the Corporation with respect to the purchaser, such approval, not to be unreasonably withheld.

12.	Options granted under the Plan are granted under the provisions of Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003. This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Corporation. Neither this Agreement nor the Option is assignable by the Optionee as provided in Section 12 of the plan.

This agreement shall be governed by and interpreted according to English law.

IN WITNESS WHEREOF the parties hereto have executed this agreement as a deed as of the date first above written.

EXECUTED as a deed by	)
MIMECAST LIMITED	)
Director:
Director/Secretary:
On

EXECUTED as a deed by	)
)
On